Exhibit 99.1

Investor and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Reports First Quarter Financial Results

Domestic Net Sales Return to Solid Growth of 15%

MOUNTAIN VIEW, Calif., April 26, 2012 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the leading non-surgical permanent birth control method, today reported financial results for the three months ended March 31, 2012 and revised financial guidance for 2012.

Net sales for the first quarter of 2012 were $29.0 million, an increase of 9.3% compared with net sales for the first quarter of 2011 of $26.6 million.

The net loss for the first quarter of 2012 was $2.8 million, or ($0.09) per share. This compares with a net loss for the first quarter of 2011 of $2.9 million, or ($0.09) per share.

Adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the first quarter of 2012 was essentially breakeven. This compares with adjusted EBITDA for the first quarter of 2011 of $0.07 million.

“We are pleased with our financial results for the first quarter, particularly the growth of our domestic business. While some portion of this domestic growth is attributable to the comparative weakness of the first quarter of 2011, we are nonetheless encouraged by more favorable U.S. macro-environmental trends and the early effects of our programs to restore growth,” said D. Keith Grossman, president and chief executive officer of Conceptus. “We also believe that the U.S. hysteroscopic permanent birth control market had positive year-over-year growth for the first time in four quarters. We remain optimistic about the future growth opportunity for Conceptus and our ability to increase share of the permanent birth control market.”

First Quarter Highlights

Domestic sales were $21.7 million for the first quarter of 2012, compared with $18.9 million for the first quarter of 2011, representing an increase of $2.9 million or 15.1%.

In the first quarter of 2012, the Company expanded U.S. physician penetration by entering approximately 476 physicians into preceptorship, certifying approximately 225 physicians and transitioning approximately 96 physicians to performing Essure procedures in the office setting. To date, there are approximately 14,800 active U.S. physicians who have performed an Essure procedure.

International sales were $7.3 million for the first quarter of 2012, compared with $7.7 million for the first quarter of 2011. The 5.2% decrease is due to lower sales to the Company’s distributor in Spain where the overall economic conditions continue to be quite weak. The remainder of the Company’s international sales grew 5.6% in the first quarter compared to last year.

Gross profit was $23.9 million or 82.2% of net sales for the first quarter of 2012, compared with $21.4 million or 80.4% of net sales for the first quarter of 2011. The year-over-year increase in gross profit margin was primarily due to continued reductions in manufacturing costs, higher international average selling prices and channel mix.

Total operating expenses were $27.7 million for the first quarter of 2012, compared with $25.1 million for the first quarter of 2011. This year-over-year increase is primarily attributable to the Company’s direct to consumer (“DTC”) advertising campaign, costs related to product development of the next-generation Essure device and clinical trials for the Essure Transvaginal Ultrasound confirmation study.

In the first quarter of 2012, the Company recorded a net income tax benefit of $2.5 million due to a pre-tax loss of $5.3 million. This provision reflects a tax rate of approximately 46.6%.

Cash, cash equivalents and investments were $60.1 million as of March 31, 2012, a decrease of $43.3 million from December 31, 2011 and a decrease of $31.6 million from March 31, 2011. The Company’s cash usage from operations in the first quarter of 2012 was $6.4 million, due primarily to an increase in working capital. On February 15, 2012, the Company redeemed its 2027 senior convertible notes for cash including full principal and accrued interest of $36.6 million. In December 2011 $50.0 million of the original 2027 notes were refinanced and are now due in 2031.

2012 Financial Guidance

Conceptus revised its 2012 financial guidance as follows:

•	Net sales: the Company expects 2012 net sales to be in the range of $135 million to $139 million, compared with previous guidance of $134 million to $138 million and 2011 net sales of $127 million.

•

Adjusted EBITDA: the Company expects 2012 adjusted EBITDA to be in the range of $23 million to $25 million, compared with previous guidance of $22 million to $24 million and 2011 adjusted EBITDA of $14.1 million.

“The strength of our first quarter was encouraging to the extent that it reflected continuing improvements in domestic OB/GYN physician office visits, recent sales force productivity enhancements and possibly a favorable impact from our DTC campaign. However, for the remainder of the year we expect growth rates to be on track with our original guidance provided in February,” said Mr. Grossman. “We continue to focus exclusively on initiatives that will restore long-term growth and profitability of the business and remain confident in our direction based on these early signs.”

Conference Call

Conceptus will host an investment community conference call beginning at 4:30 p.m. Eastern time today to discuss results and answer questions. Conference call dial-in information is as follows:

•	U.S. callers: (888) 803-8296

•	International callers: (706) 634-1250

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.

A telephone replay will be available from 6:30 p.m. Eastern time on April 26, 2012, through 11:59 p.m. Eastern time on April 30, 2012. Replay dial-in information is as follows:

•	U.S. callers: (855) 859-2056

•	International callers: (404) 537-3406

•	Conference ID number (U.S. and international): 69218699

•	The replay will also be available at www.conceptus.com

Use of Non-GAAP Financial Measures

The Company has supplemented its GAAP net income/loss with a non-GAAP measure of adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP adjusted EBITDA to GAAP net income/loss in the most directly comparable GAAP measure is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and that the fallopian tubes are fully blocked, allowing the patient to rely upon Essure for permanent birth control.

The Essure procedure is 99.83% effective based on five years of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. Essure’s 10-year commercial data tracks closely with its five-year clinical results, and Essure has been proven and trusted by physicians since 2002. The Essure procedure is covered in the U.S. by most public and private insurance plans and more than 625,000 women worldwide have undergone the procedure.

About Conceptus®, Inc.

Conceptus, Inc. is a leader in the design, development and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to known and unknown risks and uncertainties. These forward-looking statements include, without limitation, discussions regarding projected net sales and adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the full year 2012, the expected impact of macro-environmental trends and U.S. OB/GYN office visits on our growth in 2012, our ability to expand physician market penetration and utilization, our ability to improve sales force productivity, our ability to market effectively to physicians and prospective patients, our ability to secure government reimbursement in foreign countries, and make the Essure procedure the standard of care in permanent birth control. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, and attempts to amend or repeal all or part of the Patient Protection and Affordable Care Act of 2010 as amended, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31
	2012	2011
Net sales	$29,029	$26,570
Cost of goods sold	5,178	5,201

Gross profit	23,851	21,369

Operating expenses:
Research and development	2,503	1,762
Selling, general and administrative	25,219	23,291

Total operating expenses	27,722	25,053
Operating loss	(3,871)	(3,684)
Interest and other income (expense), net	(1,440)	(1,548)

Loss before benefit for income taxes	(5,311)	(5,232)
Benefit for income taxes	(2,473)	(2,304)

Net loss	$(2,838)	$(2,928)

Basic and diluted net loss per share	$(0.09)	$(0.09)

Weighted-average shares used in
computing basic and diluted net loss per share	31,305	31,144

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$11,575	$42,237
Short-term investments	48,546	59,203
Accounts receivable, net	16,003	17,321
Inventories, net	4,885	4,187
Short-term deferred tax asset	4,737	4,735
Other current assets	7,783	6,655

Total current assets	93,529	134,338
Property and equipment, net	8,824	9,465
Intangible assets, net	22,326	23,092
Long-term investments	—	2,000
Goodwill	17,069	16,570
Long-term deferred tax asset	78,356	75,877
Other assets	2,085	2,242

Total assets	$222,189	$263,584

Total liabilities	68,135	109,458

Common stock and additional paid in capital	319,490	317,675
Other comprehensive loss	(2,313)	(3,264)
Accumulated deficit	(163,123)	(160,285)

Total stockholders’ equity	154,054	154,126

Total liabilities and stockholders’ equity	$222,189	$263,584

Conceptus, Inc.

Reconciliation of Net Loss to Adjusted Earnings Before Interest, Taxes,

Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011
Net loss, as reported	$(2,838)	$(2,928)
Adjustments to net loss:
Interest and other income (expense), net (a)	1,440	1,548
Provision (benefit) for income taxes	(2,473)	(2,304)
Amortization of intangibles (b)	903	813
Stock-based compensation (c)	1,695	1,695
Depreciation expense (d)	1,278	1,242

Adjustments to net loss	2,843	2,994
Adjusted EBITDA	$5	$66

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP Financial Measures

To Projected GAAP Net Income

(Unaudited)

	Twelve Months Ending December 31, 2012
	From	To
Net Income Guidance	$1,377	$2,476
Adjustments to net income:
Interest and other income (expense), net (a)	4,440	4,440
Provision for income taxes	1,124	2,025
Amortization of intangibles (b)	3,631	3,631
Stock-based compensation (c)	6,925	6,925
Depreciation expense (d)	5,503	5,503

Adjustments to net income	21,623	22,524
Adjusted EBITDA	$23,000	$25,000

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

© 2012 Conceptus, Inc. – All rights reserved. Conceptus and Essure are trademarks or registered trademarks of Conceptus, Inc.

CC-3114 25APR12F

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